                                   EXHIBIT 11

                                  Computations

                                       of

                         Earnings Per Share Information

                            Primary and Fully Diluted

                   HUDSON GENERAL CORPORATION AND SUBSIDIARIES
                  COMPUTATION OF EARNINGS PER SHARE INFORMATION

                             PRIMARY - NET EARNINGS

                                                                             Year Ended June 30,
                                                                   1997             1996             1995
                                                                  ------           ------           ------
                                                                (in thousands, except per share amounts)
Net earnings for computing earnings per share - primary         $     475         $  10,466         $4,593
                                                                =========         =========         ======

Weighted average number of common and
 common equivalent shares outstanding .................             1,844             1,180          1,245
                                                                =========         =========         ======

Net earnings per common and common  equivalent
 share - primary ......................................         $     .26         $    8.87         $ 3.69
                                                                =========         =========         ======

                   HUDSON GENERAL CORPORATION AND SUBSIDIARIES

                  COMPUTATION OF EARNINGS PER SHARE INFORMATION

                          FULLY DILUTED - NET EARNINGS

                                                            Year Ended June 30,
                                                    1997            1996           1995
                                                   ------         -------         ------
                                                 (in thousands, except per share amounts)
Net earnings for computing earnings per
 share - primary ........................         $   475         $10,466        $ 4,593

Reduction of interest expense less
 applicable income taxes assuming
 conversion of 7% convertible
 subordinated debentures due 2011 ........             50           1,032          1,137
                                                   ------         -------         ------

Net earnings  for computing earnings
 per share - fully diluted ...............         $  525         $11,498         $5,730
                                                   ======         =======         ======

Weighted average number of
 common and common equivalent
 shares outstanding ......................          1,844           1,186          1,260

Addition from assumed conversion as of the
 beginning of each period of the 7%
 convertible subordinated debentures
 outstanding at the end
 of each period ..........................           ---*             884            885
                                                   ------         -------         ------

Weighted average number of
 common and common equivalent
 shares outstanding on a fully diluted
 basis ...................................          1,844           2,070          2,145
                                                   ======         =======         ======

Net earnings  per common and
 common equivalent share - fully
 diluted .................................         $  .26         $  5.56         $ 2.67
                                                   ======         =======         ======


* Assumed conversion is antidilutive, and accordingly, the Debentures are excluded from the computation.